Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 14th day of November, 2014, by and between Intersections Inc., a Delaware corporation, with offices at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 (the “Corporation”) and Michael R. Stanfield, an individual, residing at 3186 Burrland Lane, The Plains, VA  20198 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed pursuant to an Amended and Restated Employment Agreement dated as of December 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Predecessor Agreement”);

WHEREAS, the Corporation and the Executive desire to amend and restate the Predecessor Agreement;

WHEREAS, the Corporation desires to continue to employ the Executive and the Executive desires to accept such continued employment upon the terms and conditions contained in this Agreement; and

WHEREAS, the Corporation and the Executive desire that, upon this Agreement becoming effective, it shall replace and supercede the Predecessor Agreement and that the Predecessor Agreement shall be of no force and effect;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Term.  Subject to the terms and conditions of this Agreement, this Agreement and the Executive’s employment are for the period beginning on the date hereof (the “Commencement Date”) and ending on December 31, 2017 (the “Term”), unless earlier terminated pursuant to an event described in paragraph 6 hereof.

2.           Employment.  During the Term, the Executive shall serve as Chairman of the Board of Directors (the “Board of Directors”) and the Chief Executive Officer of the Corporation, under the terms and conditions set forth herein.

3.           Duties.

a.           While the Executive is employed pursuant to this Agreement, he shall perform such duties and discharge such responsibilities as the Board of Directors shall from time to time direct, which duties and responsibilities shall be commensurate with the Executive’s position.  The Executive shall comply fully with all applicable laws, rules and regulations as well as with the Corporation’s policies and procedures. The Executive shall devote his entire working time to the business of the Corporation and shall use his best efforts, skills and abilities in his diligent and faithful performance of his duties and responsibilities hereunder. While the Executive is employed pursuant to this Agreement, he shall not engage in any other business activities or hold any office or position, regardless of whether any such activity, office or position is pursued for profit or other pecuniary advantage, without the prior written consent of the Corporation; provided, however, the Executive may engage in (i) personal investment activities for himself and his family and (ii) charitable and civic activities, so long as such outside interests set forth in subsections (i) and (ii) hereof do not interfere with the performance of his duties and responsibilities hereunder.

b.           The Board of Directors reserves the right from time to time to assign to the Executive additional duties and responsibilities and to delegate to other employees of the Corporation duties and responsibilities normally discharged by the Executive. All such assignments and delegations of duties and responsibilities shall be made in good faith and shall not materially affect the general character of the work to be performed by the Executive. The Executive shall hold such other officerships and directorships in the Corporation and any subsidiary to which, from time to time, the Executive may be appointed or elected.

4.           Compensation and Related Matters.  As full compensation for the Executive’s performance of his duties and responsibilities for the Executive’s employment during the Term pursuant to this Agreement, the Corporation shall pay the Executive the compensation and provide the benefits set forth below:

a.           Base Salary.  The Corporation shall pay the Executive an annual salary (the “Base Salary”) equal to his base salary and supplemental cash payments on the date hereof ($845,000), less applicable withholding and other deductions, payable in accordance with the Corporation’s then current payroll practices.  Effective January 1, 2015, the Executive’s Base Salary shall be decreased to $800,000.  The Base Salary may be increased, but not decreased (except for the decrease effective January 1, 2015 provided for above), in the sole discretion of the Board of Directors and/or the Compensation Committee thereof, in which event any increased Base Salary shall be deemed the Base Salary under this Agreement.

b.           Bonus.  The Corporation shall not be required to provide the Executive with any cash bonus or cash bonus opportunities, provided that the Executive may be offered the opportunity to participate, in the sole discretion of the Board of Directors and/or the Compensation Committee thereof, in any bonus plan established with respect to the performance of the Corporation’s VoyceTM business.

c.           Benefits.  The Executive shall be entitled to participate in, and receive benefits from, any health, welfare and retirement plans and programs (including, but not limited to, medical, dental, life insurance, disability and 401(k)), if any are adopted, of the Corporation and/or any employing subsidiary which may be in effect from time to time during the Executive’s employment by the Corporation and/or employing subsidiary, on the same basis as those benefits are generally made available to other senior executives of the Corporation and/or employing subsidiary, subject to the terms and conditions of such plans as may be in effect from time to time.

d.           Equity Awards.

(i)           On the Commencement Date, the Executive shall receive an award (the “2014 Restricted Stock Award”) of 400,000 shares of restricted stock of the Corporation (“Restricted Stock”) pursuant to the Corporation’s equity incentive plan(s) (each, a “Plan”), subject to the terms, conditions and restrictions set forth in the Plans and applicable Award Agreement.  Except as otherwise provided pursuant to the acceleration and forfeiture provisions of the applicable Plan and Award Agreement, the shares of Restricted Stock granted pursuant to the 2014 Restricted Stock Award shall vest in 12 equal installments on the last day of each calendar quarter starting on December 31, 2014; provided the Executive remains in active employment with the Corporation or a subsidiary from the date of grant through and including each such respective vesting date.  Notwithstanding the foregoing, the Award Agreement shall provide that in the event of the Executive’s death, disability, termination of employment by the Corporation without cause or the Executive’s termination of employment on account of resignation for good reason (all as defined in the Award Agreement), any unvested portion of the 2014 Restricted Stock Award shall fully vest as of the date of the Executive’s termination of employment.

(ii)           In January 2015, provided the Executive is employed on the date of grant, the Executive shall be granted an award (the “2015 Equity Award”) on 400,000 shares of the Corporation pursuant to the Corporation’s Plans in either the form of Restricted Stock or restricted stock units, subject to the terms, conditions and restrictions set forth in the Plans and approved by the Compensation Committee and subject to the Executive entering into an Award Agreement approved by the Compensation Committee.  Except as otherwise provided pursuant to the acceleration and forfeiture provisions of the applicable Plan and Award Agreement, the Award Agreement shall provide that the shares of Restricted Stock or restricted stock units, as applicable, granted pursuant to the 2015 Equity Award shall vest in 12 equal installments on the last day of each calendar quarter starting on March 31, 2015 (and if the 2015 Equity Award takes the form of restricted stock units, be deliverable on the applicable vesting date); provided the Executive remains in active employment with the Corporation or a subsidiary from the date of grant through and including each such respective vesting date.

e.           Leave.  The Executive shall be eligible to receive and take paid leave that the Corporation generally makes available to its senior officers in accordance with the Corporation’s leave policies (as may be revised from time to time).

f.           Car Allowance.  The Corporation shall provide the Executive with an annual car allowance (the “Car Allowance”), which shall be applied to the purchase or lease of a vehicle. The Car Allowance shall equal 4% of the Executive’s Base Salary, less applicable withholding and other deductions, and shall be divided into equal payments and paid on the same basis as the Corporation’s payroll. The Executive shall be responsible for the maintenance and operation of the vehicle and the costs associated with the same, including, without limitation, insurance.

g.           Insurance, Indemnification and Related Matters.  While the Executive is employed by the Corporation and for so long as there exists potential for liability thereafter with regard to the Executive’s activities during his employment on behalf of the Corporation or any of its subsidiaries or affiliates (regardless of whether as an employee, officer, or member of the Board of Directors or in any other capacity on behalf of the Corporation or any of its subsidiaries or affiliates), the Corporation shall indemnify, defend and hold harmless the Executive on terms and conditions no less favorable than the Corporation provides at any time during the Executive’s employment or afterwards to its other executive officers and members of the Board of Directors. During the Executive’s employment and for 6 years thereafter, the Executive shall be entitled, at the Corporation’s expense, to the same directors’ and officers’ liability insurance coverage that the Corporation provides generally to its other executive officers and members of the Board of Directors, as may be amended from time to time, provided that such insurance coverage following the Executive’s employment shall be on terms and conditions no less favorable to the Executive than those in effect at the expiration or termination of his employment. The rights provided by this paragraph 4.g. shall be in addition to any other rights to which the Executive may be entitled under any of the organizational documents of the Corporation or any of its subsidiaries or affiliates, any agreement, pursuant to any vote of the holders of equity interests or securities of the Corporation or any of its subsidiaries or affiliates, as a matter of law or otherwise.

5.           Expenses.  The Corporation or its subsidiaries shall reimburse the Executive for expenses which the Executive may from time to time reasonably incur on behalf of and at the request of the Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive shall be required to account to the Corporation for such expenses in the manner prescribed by the Corporation.

6.           Termination.  This Agreement and the Executive’s employment shall terminate at any time in accordance with, and subject to, the terms and conditions set forth below:

a.           immediately upon the Executive’s death; or

b.           upon the Executive being unable to perform his duties and responsibilities hereunder due to his disability (as defined below). For purposes of this Agreement, the term “disability” shall mean that the Executive has been unable to perform the duties and responsibilities required of him hereunder due to a physical and/or mental condition for a period of 90 consecutive days or 180 non-consecutive days during any 12-month period. During such period of disability, the Executive shall continue to receive the Base Salary (less any Corporation-paid benefits that he receives, such as short term disability or workers compensation, during such period); or

c.           upon the existence of “cause.” For purposes of this Agreement, “cause” shall mean that the Executive: (i) has been convicted of, or entered a plea of nolo contendre to, a misdemeanor involving moral turpitude or any felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of fiduciary duty, fraud, gross negligence or willful misconduct; (iii) has engaged in conduct that violated the Corporation’s then existing internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of the Corporation or any of its subsidiaries; or (iv) after written notice to the Executive and a reasonable opportunity of at least 30 days to cure, the Executive shall continue (x) to be in material breach of the terms of this Agreement; (y) to fail or refuse to attend to the material duties and responsibilities reasonably assigned to him by the Board of Directors consistent with his authority, position and responsibilities on the date hereof; or (z) to be absent excessively for reasons unrelated to disability;

d.           upon the existence of “good reason.”  For purposes of this Agreement, the following shall constitute “good reason”:  the existence of one or more of the following events has occurred without the written consent of the Executive: (i) a reduction in the Executive’s Base Salary and/or in the aggregate non-cash benefits provided for hereunder, and/or, following a “change in control” as defined in paragraph 6.g. hereof, a material decrease in the opportunity for cash compensation in excess of the Executive’s Base Salary; (ii) a material diminution in the Executive’s authority, duties, position or responsibilities; (iii) the relocation of the Executive’s office to a location outside of a 30-mile radius from the Corporation’s present Chantilly, Virginia location; (iv) a material breach by the Corporation of the terms of this Agreement; or (v) the failure by the Corporation to obtain an agreement from any successor to the Corporation to assure that such successor guarantees the Corporation’s performance of this Agreement or assumes and undertakes to perform the Corporation’s obligations hereunder; provided, however, that none of the events described herein will constitute good reason unless the Executive has first provided written notice to the Corporation of the occurrence of the applicable event(s) within 90 days of the initial existence of such event and the Corporation fails to cure such event within 30 days after its receipt of such written notice and, if uncured, the termination is effective as of the end of such cure period; or

e.           by the Corporation at any time without “cause” effective 30 days after delivery of written notice to the Executive; provided, however, the Corporation may, at its option, provide a cash payment up to 30 days’ Base Salary in lieu of such 30 days’ notice or any portion thereof; or

f.           by the Executive without “good reason,” effective 30 days after delivery of written notice to the Corporation; provided, however, the Corporation may, at its option, provide a cash payment up to 30 days’ Base Salary in lieu of such 30 days’ notice or any portion thereof;

g.           for the purposes of this Agreement, the term “change in control” shall mean that:

(i)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Corporation, any existing director or officer of the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the Common Stock of the Corporation; or

(ii)           the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)           the stockholders of the Corporation approve an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

h.           If the Executive’s employment is terminated during the Term by: (a) the Corporation pursuant to paragraph 6.c., or (b) the Executive pursuant to paragraph 6.f., then, in full satisfaction of the Corporation’s obligations under this Agreement, the Executive shall be entitled to receive (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; and (ii) medical benefit continuation at the Executive’s and/or his dependents’ expense as provided by law.

i.           If the Executive’s employment is terminated during the Term by: (a) the Corporation pursuant to paragraph 6.a., b. or e. or (b) the Executive pursuant to paragraph 6.d., then, in full satisfaction of the Corporation’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive: (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (ii) any bonus which would otherwise be payable to the Executive with respect to the year prior to the year of termination, to the extent such bonus is scheduled to be paid in the year of termination and has not previously been paid, which shall be due and payable in the year of termination and at the same time as such bonuses for such year are paid to active employees (but no later than March 15th of the year of termination); (iii) severance in an amount equal 2 times the Executive’s Base Salary (3.5 times the Executive’s Base Salary if the Executive’s employment is terminated upon, or within 12 months following, a change in control), in either case in exchange for a general release in form and content satisfactory to the Corporation (the “Release”), to be paid in one payment on the 60th day following the date of such termination, provided that the Release must have become effective before the 60th day following such termination; and (iv) medical benefit continuation at the Executive’s and/or his dependents’ expense as provided by law; provided, however, as additional consideration for the Release, to the extent the Executive and/or his covered dependents elect medical continuation coverage, the Corporation will pay (or reimburse) the cost of medical benefit continuation (on the same basis and at the same cost as such benefits are currently provided to senior executives of the Corporation) for the Executive and any covered dependents for up to 18 months (and if the Executive’s employment is terminated upon, or within 12 months following, a change in control, additional cash payments equal to the cost of such medical benefit continuation for 12 months following the expiration of such 18 month period payable monthly); and provided, further, that if the Corporation determines in good faith that its payment of such cost will result in the imposition of excise taxes or penalties on the Corporation and/or the insurance carrier with respect to such medical benefits, then the Corporation shall not pay (or reimburse) such cost and the Corporation shall provide an economically equivalent benefit or payment, to the extent that such benefit or payment is consistent with applicable law and will not result in the imposition of such excise taxes or penalties.

j.           If, at the end of the Term, the Executive separates from service and the Corporation fails to continue the Executive as Chairman of the Board of Directors on terms mutually agreeable to the Executive and the Corporation, the Executive will be treated as having a termination by the Corporation other than for cause during the Term, and be entitled to the payments and benefits as provided for in, and in accordance with, paragraph 6.i. above.

7.           Confidential and Proprietary Information; Work Product; Warranty; Non-Competition; Non-Solicitation; Non-Disparagement, Etc.

a.           Confidentiality.  The Executive acknowledges and agrees that there are certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by the Corporation and which are used by the Corporation in its business. Confidential Information shall include, without limitation: (i) customer lists and supplier lists; (ii) the details of the Corporation’s relationships with its customers, including, without limitation, the financial relationship with a customer, knowledge of the internal “politics”/workings of a customer organization, a customer’s technical needs and job specifications, knowledge of a customer’s strategic plans and the identities of contact persons within a customer’s organization; (iii) the Corporation’s marketing and development plans, business plans; and (iv) other information proprietary to the Corporation’s business. The Executive shall not, at any time during or after his employment hereunder, use or disclose such Confidential Information, except to authorized representatives of the Corporation or the customer or as required in the performance of his duties and responsibilities hereunder. The Executive shall return all customer and/or Corporation property, such as computers, software and cell phones, and documents (and any copies including, without limitation, in machine or human-readable form), to the Corporation when his employment terminates. The Executive shall not be required to keep confidential any information which (x) is or becomes publicly available through no fault of the Executive or (y) is already in his possession (unless obtained from the Corporation or one of its customers).  Further, the Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of his duties and responsibilities hereunder, so long as he applies such information without disclosure or use of any Confidential Information.

b.           Work Product.  The Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by him during his employment by the Corporation and for a period of 6 months thereafter, that (i) relate, whether directly or indirectly, to the Corporation’s actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by the Executive on the Corporation’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. Section 101 et seq.) (the “Work Product”). All Work Product shall be and remain the property of the Corporation. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Corporation in perpetuity or for the longest period otherwise permitted by law. Consistent with his recognition of the Corporation’s absolute ownership of all Work Product, the Executive agrees that he shall (i) not use any Work Product for the benefit of any party other than the Corporation and (ii) perform such acts and execute such documents and instruments as the Corporation may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Corporation; provided, however, if following 10 days’ written notice from the Corporation, the Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of the Corporation’s officers as his attorney-in-fact to execute such documents on his behalf. This agency is coupled with an interest and is irrevocable without the Corporation’s prior written consent.

c.           Warranty.  The Executive represents and warrants to the Corporation that (i) there are no claims that would adversely affect his ability to assign all right, title and interest in and to the Work Product to the Corporation; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; (iii) the Executive has the legal right to grant the Corporation the assignment of his interest in the Work Product as set forth in this Agreement; and (iv) he has not brought and will not bring to his employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information, or computer software, except for software that he has a right to use for the purpose for which it shall be used, in his employment hereunder.

d.           Non-Competition; Non Solicitation.  The Executive agrees that during his employment by the Corporation and for 18 months thereafter, regardless of the circumstances which result in his termination, he shall not within the continental United States or Canada (i) engage or attempt to engage, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, in any business activity which is the same as, substantially similar to or directly competitive with the Corporation; (ii) solicit or attempt to solicit, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, any person or entity which is then a customer of the Corporation or has been a customer or solicited by the Corporation in the preceding 18-month period, to purchase products or services directly competitive with those sold or provided by the Corporation from any entity other than the Corporation; (iii) solicit for employment, engage and/or hire, whether directly or indirectly, any individual who is then employed by the Corporation or engaged by the Corporation as an independent subcontractor or consultant; and/or (iv) encourage or induce, whether directly or indirectly, any individual who is then employed by the Corporation or engaged by the Corporation as an independent contractor or consultant to end his/her business relationship with the Corporation; provided, however, nothing in this paragraph 7.d. shall prevent the Executive from owning, solely as an investment, up to 5% of the securities of any publicly-traded company.

e.           Non-Disparagement.  During the Executive’s employment and at any time thereafter, the Executive agrees not to disparage, either orally or in writing, in any material respect the Corporation or any of its current or former employees, officers or directors, and will not authorize others to do so on Executive’s behalf. Notwithstanding the foregoing, nothing in this paragraph 7.e. shall preclude the Executive from (i) enforcing his rights under this Agreement or responding truthfully to legal process or governmental inquiry, (ii) in the course of and consistent with his duties for the Corporation, evaluating or discussing the performance or conduct of other officers and/or employees, including in connection with performance evaluations or (iii) from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency or any judicial, arbitral or self-regulatory forum or as otherwise required by law, subject to the Executive providing the Corporation with as much prior written notice as is practicable under the circumstances.

f.           Cooperation.  The Executive agrees, without receiving additional compensation and upon reasonable notice, to cooperate fully with the Corporation and its legal counsel on any matters relating to the Executive’s employment with the Corporation in which the Corporation reasonably determines that the Executive’s cooperation is necessary or appropriate.  The Corporation shall reimburse Executive for reasonable and pre-approved travel and other similar out-of-pocket expenses incurred as a result of any such cooperation.

g.           Injunctive Relief; Remedy.  The Executive acknowledges that a breach or threatened breach of any of the terms set forth in this paragraph 7 shall result in an irreparable and continuing harm to the Corporation for which there shall be no adequate remedy at law. The Corporation shall, without posting a bond, be entitled to seek injunctive and other equitable relief, in addition to any other remedies available to the Corporation. All expenses, including, without limitation, attorney’s fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of paragraph 7 of this Agreement shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.

h.           Essential and Independent Agreements.  It is understood by the parties hereto that the Executive’s obligations and the restrictions and remedies set forth in this paragraph 7 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Corporation would not have entered into this Agreement or employed (or continued to employ) him. The Executive’s obligations and the restrictions and remedies set forth in this paragraph 7 are independent agreements and the existence of any claim or claims by him against the Corporation under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this paragraph 7.

i.           Survival of Terms; Representations.  The Executive’s obligations under this paragraph 7 hereof shall remain in full force and effect notwithstanding the termination of his employment. The Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this paragraph 7 do not create an undue hardship on him and will not prevent him from earning a livelihood. The Executive further acknowledges that he has had a sufficient period of time within which to review this Agreement, including, without limitation, this paragraph 7, with an attorney of his choice and he has done so to the extent he desired. The Executive and the Corporation agree that the restrictions and remedies contained in this paragraph 7 are reasonable and necessary to protect the Corporation’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that he and the Corporation intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. The Executive agrees that given the scope of the Corporation’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Corporation the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

j.           “Corporation”.  For purposes of the provisions of this paragraph 7, the term “Corporation” shall be deemed to include the Corporation and any of its subsidiaries and/or controlled affiliates, as well as any successor to all or any material portion of the business and/or assets of the Corporation or any of its subsidiaries.

8.           Successors.  This Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives and successors and assigns. However, the Executive’s performance hereunder is personal to the Executive and shall not be assignable by the Executive. The Corporation may assign this Agreement to any affiliate or to any successor to all or substantially all of the business and/or assets of the Corporation, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.

9.           Miscellaneous.

a.           Compliance with Section 409A.

(i)           It is the intention of the parties that all payments and benefits under this Agreement (and any amendment hereto) shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code and the rules, regulations and notices thereunder (“Code Section 409A”), to the extent applicable.  Any ambiguity in this Agreement (or any amendment hereto) shall be interpreted to comply with the above.  The Executive acknowledges that the Corporation has made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice.  Each amount or benefit payable pursuant to this Agreement (and any amendment hereto) shall be deemed a separate payment for purposes of Code Section 409A.  For all purposes under this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Code Section 409A. Without limiting the generality of the foregoing, for purposes of this Agreement (including paragraph 6 hereof), the Executive shall be considered to have a termination of employment only if such termination is a “separation from service” within the meaning of Code Section 409A.

(ii)           To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Code Section 409A, (A) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Executive that may be reimbursed or paid under the terms of the Corporation’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (B) all such expenses eligible for reimbursement hereunder shall be paid to the Executive no later than December 31st of the calendar year following the calendar year in which such expenses were incurred or such earlier date as provided under the Corporation’s policies; and (C) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(iii)           Notwithstanding anything else in this Agreement to the contrary, if any payments or benefits under this Agreement, including the severance payment payable under paragraph 6.i. above, constitute “nonqualified deferred compensation” subject to Code Section 409A at the date of employment termination, then such payment, to the extent required under Code Section 409A, shall be made (or begin to be made) six months and one day after the Executive’s “separation from service” as defined in Code Section 409A(a)(2)(A)(i) (or if earlier the date of the Executive’s death), if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and as reasonably determined in good faith by the Corporation.  In the event that any payment is subject to the foregoing delay, then the Corporation shall (provided it shall not result in the imposition of additional taxes by reason of Code Section 409A(b)(2)), at its sole expense, (A) contribute the amount of such payments to an irrevocable grantor trust in the form prescribed by Revenue Procedure 92-64 (the “Trust”) within 60 days after the Executive’s termination of employment, and (B) direct the trustee of the Trust to pay such amount, together with the earnings of the Trust, less applicable withholding and payroll deductions, to the Executive on the first day following the expiration of such delay or, if earlier, the Executive’s death (subject only to the limitations with respect to the Corporation’s insolvency, if any, as prescribed under the Trust and required to satisfy Revenue Procedure 92-64).

b.           Clawback.  Notwithstanding any other provision of this Agreement to the contrary, any incentive compensation (whether cash or equity) received by the Executive which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Corporation adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) (any “Policy”). The Executive agrees and consents to the Corporation’s application, implementation and enforcement of (i) any Policy and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Corporation may take such actions as are necessary to effectuate any Policy, any similar policy (as applicable to the Executive) or applicable law without further consent or action being required by the Executive. To the extent that the terms of this Agreement and any Policy conflict, then the terms of such Policy shall prevail.

c.           Waiver; Amendment.  The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times. This Agreement may be amended or modified only by a writing signed by both parties hereto.

d.           Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to principles of conflicts of law.  The parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the Eastern District of Virginia or Fairfax County, Virginia, and by the execution and delivery of this Agreement, each of the parties hereto accepts for itself the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any proceedings, and waives any objection to venue laid therein.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT HE OR IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT.

e.           Tax Withholding.  The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive’s W-2 earnings statements or 1099 statements. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

f.           Paragraph Captions.  Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

g.           Severability.  Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

h.           Integrated Agreement.  This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, including, without limitation, the Predecessor Agreement which shall be of no force and effect upon this Agreement becoming effective, understandings, memoranda, term sheets, conversations and negotiations.  There are no agreements, understandings, restrictions, representations or warranties between the parties other than those set forth herein or herein provided for.

i.           Interpretation; Counterparts.  No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. For purposes of this Agreement: “herein,” “hereby,” “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

j.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission) or e-mail, or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive, at the address set forth above;

If to the Corporation:

Intersections Inc. 3901 Stonecroft Boulevard Chantilly, Virginia 20151 Attention: Chief Legal Officer Facsimile: 703-488-1757

with copies to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 Attention: Todd E. Lenson Facsimile: 212-806-6006

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

k.           No Limitations.  The Executive represents his employment by the Corporation hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

INTERSECTIONS INC.		EXECUTIVE

By:	/s/ Ronald L. Barden	/s/ Michael R. Stanfield
	Name: Ronald L. Barden	Michael R. Stanfield
Position: Chief Financial Officer